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                                                         Conyers Dill & Pearman,
                                                         Barristers & Attorneys
     Clarendon House, 2 Church Street, P.O. Box HM, 666, Hamilton HM CX, Bermuda
          Telephone: (441) 295-1422 Facsimile: (441) 292-4720 E-Mail: info@cdpbm


                                                                   July 27, 1998

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, DC  20549

Dear Ladies/Gentlemen:

Re:  Central European Media Enterprises Ltd.
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We refer to the Registration Statement on Form S-8 to be filed by Central
European Media Enterprises Ltd. (the Company), a Bermuda company, with the Securities and Exchange Commission with respect to the registration of 2,200,000 shares of the Company's Class A common stock, par value $0.01 per share, for issuance upon the exercise of options granted under the Company's 1995 Stock Option Plan and Director, Officer and Senior Executive Co-Investment Plan.

We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion that said 2,200,000 shares have been duly authorized, that upon issuance in accordance with the terms of the 1995 Stock Option Plan 2,000,000 shares will be validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such shares), and that upon issuance in accordance with the terms of the Director, Officer and Senior Executive Co-Investment Plan, 200,000 shares will be validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such shares).

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Yours faithfully,
CONYERS, DILL & PEARMAN

/s/ CONYERS, DILL & PEARMAN
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